UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 18, 2009

SMART Modular Technologies (WWH), Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Cayman Islands	000-51771	20-2509518
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4211 Starboard Drive, Fremont, California		94538
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	510-623-1231

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 18, 2009, SMART Modular Technologies, Inc. ("SMART"), a wholly subsidiary of the registrant, entered into a Standard Industrial / Commercial Multi-Tenant Lease – Net (the "Lease") with Newark Eureka Industrial Capital LLC (the "Landlord"). Pursuant to the Lease, SMART agreed to lease approximately 79,480 square feet of office, manufacturing, engineering, research and development, warehouse and distribution space consisting of the entire building located at 39870 Eureka Drive, Newark, California 94560. This location will serve as our new principal executive offices.

The Lease is scheduled to commence on May 1, 2009 and end on April 30, 2016 and contains an option to extend the term for five years. In addition to base rent, SMART is obligated under the "triple net" Lease to pay for property taxes, insurance, and common area maintenance charges. The base rent is approximately $36,600 per month during the first and second year of the Lease, thereafter increasing annually to approximately $54,000 per month in the final year of the Lease. However, base rent shall be abated during the first year of the Lease. In addition, the Landlord has agreed to fund up to approximately $400,000 in tenant improvements for the premises.

This summary of the Lease is qualified in its entirety by reference to the full text of the Lease, which shall be attached as an exhibit to the registrant’s Form 10-Q for the fiscal quarter ended February 27, 2009, and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART Modular Technologies (WWH), Inc.

March 20, 2009	By:	/s/ Ann T. Nguyen

Name: Ann T. Nguyen
Title: General Counsel & Corporate Secretary